UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 25, 2014
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SCIO DIAMOND TECHNOLOGY CORPORATION
(Exact name of registrant as specified in its charter)
__________________

Nevada	000-54529	45-3849662
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

411 University Ridge Suite D Greenville, SC		29601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (864) 751-4880
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Effective September 25, 2014 Scio Diamond Technology Corporation (the “Company”) entered into a Severance Agreement and General Release (the “Severance Agreement”) with Michael W. McMahon, former Chief Executive Officer of the Company, pursuant to which the Company agreed to (i) pay Mr. McMahon a severance salary of $4,167 per month for 30 months starting from July 11, 2014, the date of his termination, (ii) grant Mr. McMahon Common Stock in the Company (“Common Stock”) valued at 50% of Mr. McMahon’s base annual salary ($125,000), based on a stock price of $0.30, (iii) pay Mr. McMahon $2,000 per month for reimbursement of medical, dental, vision and Company-paid deductible insurance coverage for 13 months starting from the date of his termination, and (iv) award Mr. McMahon 100,000 restricted shares of Common Stock as a replacement for his vested options.  These payments and benefits under the Severance Agreement are in final settlement of all wages and other payments owed to him, and any and all claims under the Employment Letter, dated February 1, 2013, between the Company and Mr. McMahon (the “McMahon Employment Letter”), and in consideration of a release from Mr. McMahon of any claims against the Company arising in connection with the McMahon Employment Letter.  Mr. McMahon received regular salary payments pursuant to the McMahon Employment Letter through his last day of employment with the Company.
The Severance Agreement is attached hereto as Exhibit 10.1 and is incorporated by reference herein. The foregoing description of the Severance Agreement is qualified in its entirety by reference to such exhibit.

Item 9.01 Financial Statements and Exhibits

(a) Not applicable.
(b) Not applicable.
(c) Not applicable.
(d) Exhibits.

Exhibit No.	Description
10.1	Severance Agreement and General Release, effective September 25, 2014, between the Company and Michael W. McMahon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SCIO DIAMOND TECHNOLOGY CORPORATION (Registrant)

Date: October 1, 2014	By:	/s/ Gerald McGuire
Gerald McGuire
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Severance Agreement and General Release, effective September 25, 2014, between the Company and Michael W. McMahon.